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                                                                   EXHIBIT 23.1
                         Consent of Independent Auditors

The Board of Directors
Myriad Genetics, Inc.

We consent to incorporation by reference in Pre-Effective Amendment No. 1 to the registration statement on Form S-3 of Myriad Genetics, Inc. of our report dated August 17, 2001, relating to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Myriad Genetics, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.

Salt Lake City, Utah
November 14, 2001